Exhibit 99

IKON TAKES ACTIONS TO REDUCE COSTS AND IMPROVE OPERATIONAL EFFICIENCY

MALVERN, Pa.— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced that the company will take several actions to reduce costs, increase productivity and improve operating income.

The actions involve IKON’s operations in Business Document Services, Legal Document Services and Mexico, the company’s North American field organization and its corporate support staff. These efforts will enable IKON to create a more cost-effective structure, improving the company’s competitiveness.

The actions will result in the elimination of approximately 1,500 positions in North America. The company currently employs approximately 29,000 people throughout North America and Europe.

Business Document Services
The company is exiting its Business Document Services unit, which provides off-site document management solutions for businesses, including outsourced digital print and fulfillment services. This segment of the industry continues to commoditize and does not offer the company an attractive revenue and profitability model. Exiting this business will allow the company to focus its investments on opportunities that provide the best revenue and operating income growth potential. The pretax charges related to this action are estimated to be in the range of $18 million to $28 million. The company has a plan in place to ensure smooth customer transition as it exits the business. IKON expects to report the results of this business as discontinued operations.

Legal Document Services
IKON offers specialized off-site document management solutions for the legal industry, including document imaging, coding and conversion services, legal graphics and electronic discovery, through 82 sites in North America. The company is reducing the number of sites to 65, which will provide both cost flexibility and cost savings. This business remains strategically important to IKON, and the company will continue to actively serve this market across North America. The pretax charges related to this action are estimated to be in the range of $3 million to $4 million.

Field Organization and Corporate Support Staff
In February, the company began reorganizing its field structure in North America to serve its customers in a more cost-effective manner, while maximizing sales potential. IKON is expanding geographic coverage under certain area vice presidents, allowing the company to reduce the number of its marketplaces. By streamlining its field leadership structure and reducing other corporate support staff, IKON will be able to save costs while maintaining its sales capabilities and the service provided to its customers. The pretax charges related to this action are estimated to be in the range of $11 million to $12 million.

Operations in Mexico
The company has sold substantially all of its operations in Mexico. The sale will allow the company to re-position its resources to serve its larger customers more effectively and efficiently. IKON will continue to serve its national and multi-national customers through locations in Mexico City, Monterrey and Guadalajara and operate its remanufacturing facility located in Tijuana. The company expects to incur a pretax loss on the sale of approximately $6 million to $8 million.

“We are dedicated to making IKON the strongest independent channel in our industry,” said Matthew J. Espe, chairman and chief executive officer, IKON Office Solutions. “By exiting non-strategic businesses, rationalizing our structure in legal document services and streamlining our field and corporate organizations, we are creating a cost-competitive infrastructure and focusing our resources and energy on key areas of profitable growth, such as color solutions and enterprise services.”

The total pretax charges associated with the actions include severance expenses, asset impairments, contract costs, loss on the sale of a business, and other charges estimated to be in the range of $38 million to $52 million, or $0.18 to $0.25 per diluted share, a significant portion of which is expected to be reported in the second quarter of fiscal 2005, with the remainder to be taken through the rest of the fiscal year. These charges include those related to reporting the results of Business Document Services as discontinued operations. The estimated after-tax cash expenditures total approximately $17 million to $25 million and consist primarily of severance payments and lease termination costs. The company expects to complete these actions by the end of fiscal 2005.

“We remain committed to achieving our financial objectives, and will continue to look for opportunities to improve our operational efficiency and increase our competitiveness,” added Espe. “Excluding the charges discussed above and those related to expensing stock options beginning in the fourth quarter of fiscal 2005, our previously communicated expectation of $0.63 to $0.68 earnings per diluted share for the fiscal year remains unchanged, and we expect to improve this performance as we move into fiscal 2006.”

About IKON

IKON Office Solutions Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, EMC (Documentum), Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. IKON represents one of the industry’s broadest portfolios of document management services, including professional services, a unique blend of on-site and off-site managed services, customized workflow solutions, and comprehensive support through its service force of 16,600 employees, including its team of 7,000 customer service technicians and support resources worldwide. With Fiscal 2004 revenues of $4.65 billion, IKON has approximately 500 locations throughout North America and Western Europe.

This news release includes information that constitutes forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to: the estimated charges we expect to incur as a result of the actions described in this news release; earnings and cost-savings projections; growth potential; our ability to be cost-efficient and competitive; our operational efficiency; our Business Document Service customer transition efforts; and the estimated completion date of the actions described in this news release. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

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